Exhibit 99.1
         Hometown Auto Retailers Announces Second Quarter 2005 Results

WATERBURY, Conn. - August 12, 2005 - Hometown Auto Retailers, Inc. (OTC BB:
HCAR) today announced its financial results for the second quarter ended June 30, 2005.

Hometown reported revenues of $65.3 million in the second quarter of 2005 versus revenues of $68.7 million for the same period in 2004, a decrease of $3.4 million or 4.9 percent. Gross profit for the second quarter of 2005 decreased $268,000 or 2.8 percent to $9.4 million versus gross profit of $9.6 million in same period in 2004.

Net income for the second quarter of 2005 was $834,000, generating basic and diluted earnings per share of $0.13 versus net income of $233,000 and basic and diluted earnings per share of $0.03 for the same period in 2004. Results for the second quarter of 2005 include earnings of $0.05 per share from a gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters.

Hometown reported revenues of $127.1 million for the first half of 2005 versus revenues of $134.6 million for the same period in 2004, a decrease of $7.5 million or 5.6 percent. Gross profit for the first half of 2005 decreased $482,000 or 2.5 percent to $18.7 million versus gross profit of $19.2 million in same period in 2004.

Net income for the first half of 2005 was $1.1 million, generating basic and diluted earnings per share of $0.16 versus net income of $335,000 and basic and diluted earnings per share of $0.05 for the same period in 2004. Results for the first half of 2005 include earnings of $0.05 per share from a gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters.

Hometown's operating results reflect the closing of a used vehicles outlet in August 2004. Also, during the fourth quarter of 2004, Hometown announced that it had agreed in principal to resolve certain litigation matters, which resulted in the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005. Closing the used vehicles outlets and transferring the Westwood Lincoln Mercury dealership both contributed to decreases in sales and gross profit from 2004 to 2005, as well as a decrease in selling, general and administrative expenses. Operating results of all other dealerships on a same store basis, follows.

On a same store basis, revenues increased $4.7 million or 8.4 percent to $60.5 million in the second quarter of 2005 from $55.8 million for the same period in 2004. Same store gross profit increased $387,000 or 4.6 percent to $8.8 million for the second quarter of 2005 from $8.4 million for the same period in 2004.

On a same store basis, revenues increased $4.3 million or 3.9 percent to $115.2 million in the first half of 2005 from $110.9 million for the same period in 2004. Same store gross profit increased $434,000 or 2.6 percent to $17.1 million for the first half of 2005 from $16.6 million for the same period in 2004.

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"We are pleased again to report a higher net profit for the second quarter and first six months of 2005 versus 2004," said Corey Shaker, Hometown president and chief executive officer. "On a same store basis, sales and gross profits increased while we managed to decrease same store SG&A. In addition, our team has done an excellent job of reducing inventories that will inevitably reduce carrying costs into the future. I am proud to say we have been looking very hard at the basics of our business and will continue to do so into the future. We are trying to maximize every transaction at the dealership level while maintaining a competitive position in our marketplace."

Hometown sold 3,243 vehicles during the second quarter of 2005, 125 less than it sold in the same period in 2004 or a decrease of 3.7 percent. Hometown sold 6,110 vehicles during the first half of 2005, 572 less than it sold in the same period in 2004 or a decrease of 8.6 percent. Total vehicles sold (by category) are shown in the table below.

 Year-Over-Year Comparison       For the three months    For the six months
                                      ended June, 30        ended June 30,

                                    2004      2004           2004       2004
                                 -------   --------      ---------   --------
 New vehicle                       1,540     1,655          2,977      3,151
 Used vehicle - retail               757       781          1,494      1,696
 Used vehicle - wholesale            946       932          1,639      1,835
                                 -------   --------      ---------   --------
 Total units sold                  3,243     3,368          6,110      6,682
                                 =======   =======       ========    =======

On a same store basis, Hometown sold 3,099 vehicles during the second quarter of 2005, 142 more than it sold in the same period in 2004 or an increase of 4.8 percent. On a same store basis, Hometown sold 5,761 vehicles during the first half of 2005, 174 less than it sold in the same period in 2004 or a decrease of
2.9 percent. Total vehicles sold (by category) on a same store basis are shown in the table below.

 Same Store Basis Comparison     For the three months    For the six months
                                      ended June, 30        ended June 30,

                                    2004      2004           2004       2004
                                 -------   --------      ---------   --------

 New vehicle                       1,437     1,369          2,732      2,638
 Used vehicle - retail               751       701          1,449      1,535
 Used vehicle - wholesale            911       887          1,580      1,762
                                 -------   --------      ---------   --------
 Total units sold                  3,099     2,957          5,761      5,935
                                 ========  =======       ========    ========

Sales of new vehicles decreased $4.2 million or 9.4 percent to $40.6 million for the second quarter of 2005 versus $44.8 million in 2004. Used vehicle sales increased $1.1 million or 7.0 percent to $16.9 million for the second quarter of 2005 versus $15.8 million in 2004. Parts and service revenues for the second quarter of 2005 decreased $246,000 or 4.0 percent to $5.9 million versus $6.2 million in 2004. Other revenues (net) decreased $196,000 or 9.8 percent to $1.8 million for the second quarter of 2005 versus $2.0 million for the same period in 2004.

On a same store basis, sales of new vehicles increased $2.2 million or 6.4 percent to $36.7 million for the second quarter of 2005 versus $34.5 million in 2004. Same store sales of used vehicles increased $2.2 million or 15.4 percent to $16.5 million for the second quarter of 2005 versus $14.3 million in 2004. Same store parts and service revenues increased $305,000 or 6.0 percent to $5.4 million for the second quarter of 2005 versus $5.1 million in 2003. Same store other revenues (net) decreased $61,000 or 3.2 percent to $1.8 million for the second quarter of 2005 versus $1.9 million for the same period in 2004.

Sales of new vehicles decreased $7.2 million or 8.4 percent to $78.7 million for the first half of 2005 versus $85.9 million in 2004. Used vehicle sales decreased $209,000 or 0.6 percent to $32.5 million for the first half of 2005 versus $32.7 million in 2004. Parts and service revenues for the first half of 2005 decreased $49,000 or 0.4 percent to slightly less than $12.1 million from slightly more than $12.1 million in 2004. Other revenues (net) decreased $65,000 or 1.7 percent to $3.8 million for the first half of 2005 versus $3.9 million for the same period in 2004.

On a same store basis, sales of new vehicles increased $2.1 million or 3.1 percent to $69.6 million for the first half of 2005 versus $67.5 million in 2004. Same store sales of used vehicles increased $1.5 million or 5.0 percent to $31.3 million for the first half of 2005 versus $29.8 million in 2004. Same store parts and service revenues increased $484,000 or 4.8 percent to $10.6 million for the first half of 2005 versus $10.1 million in 2003. Same store other revenues (net) increased $145,000 or 4.0 percent to $3.7 million for the first half of 2005 versus $3.6 million for the same period in 2004.


                                 About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer nine American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Mercury, and Toyota.


This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

                          HOMETOWN AUTO RETAILERS, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                  For the Three Months     For the Six Months
                                     Ended June 30,          Ended June 30,
                                  ----------------------  ---------------------
                                    2005        2004        2005        2004
                                    ----        ----        ----        ----
Revenues
 New vehicle sales                $40,645    $ 44,776     $78,670    $ 85,891
 Used vehicle sales                16,921      15,780      32,481      32,690
 Parts and service sales            5,909       6,155      12,065      12,114
 Other, net                         1,815       2,011       3,840       3,905
                                ----------  ----------  ----------  ----------
    Total revenues                 65,290      68,722     127,056     134,600

Cost of sales
 New vehicle                       37,911      41,960      73,503      80,315
 Used vehicle                      15,368      14,318      29,371      29,562
 Parts and service                  2,648       2,813       5,513       5,572
                                ----------  ----------  ----------  ----------
    Total cost of sales            55,927      59,091     108,387     115,449
                                ----------  ----------  ----------  ----------

    Gross profit                    9,363       9,631      18,669      19,151

Selling, general and                7,699       8,493      15,708      17,141
administrative expenses
                                ----------  ----------  ----------  ----------
    Income from operations          1,664       1,138       2,961       2,010

 Interest income                       59          37         129          81
 Interest (expense)                 (924)       (857)     (1,844)     (1,631)
 Other income                         589           1         591           3
 Other (expense)                        -           -           -         (4)
                                ----------  ----------  ----------  ----------

Pre-tax income                      1,388         319       1,837         459
      Provision for income taxes      554          86         735         124
                                ----------  ----------  ----------  ----------

Net income                         $  834      $  233      $1,102      $  335
                                ==========  ==========  ==========  ==========

Earnings per share, basic          $ 0.13      $ 0.03      $ 0.16      $ 0.05
                                ==========  ==========  ==========  ==========

Earnings per share, diluted        $ 0.13      $ 0.03      $ 0.16      $ 0.05
                                ==========  ==========  ==========  ==========


Weighted average shares
outstanding, basic              6,449,389   7,191,588   6,766,185   7,183,347
Weighted average shares
outstanding, diluted            6,584,446   7,324,514   6,895,987   7,397,886

                          HOMETOWN AUTO RETAILERS, INC.
                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)


                                                   June 30,     December 31,
                            ASSETS                   2005          2004
                                                  (Unaudited)   (Restated)
                                                  ------------  -----------
 Current Assets:
    Cash and cash equivalents                         $ 5,050      $ 6,101
    Accounts receivable, net                            5,467        5,081
    Inventories, net                                   32,013       43,440
    Prepaid expenses and other current assets           1,011          634
    Deferred and prepaid income taxes                   1,464        1,464
                                                  ------------  -----------
      Total current assets                             45,005       56,720

 Property and equipment, net                           13,264       13,854
 Other assets                                           2,955        3,649
                                                  ------------  -----------
      Total assets                                    $61,224      $74,223
                                                  ============  ===========

                       LIABILITIES AND STOCKHOLDERS'EQUITY

 Current Liabilities:
    Floor plan notes payable - trade                  $ 8,440      $17,382
    Floor plan notes payable - non-trade               21,907       25,092
    Accounts payable and accrued expenses               4,784        5,106
    Current maturities of long-term debt and            5,400        5,505
     capital lease obligations
    Deferred revenue                                      562          735
                                                  ------------  -----------
      Total current liabilities                        41,093       53,820

 Long-term debt and capital lease obligations           8,302        8,621
 Long-term deferred income taxes                          123          123
 Other long-term liabilities and deferred revenue         714          726
                                                  ------------  -----------
      Total liabilities                                50,232       63,290

 Commitments and Contingencies

 Stockholders' Equity
    Preferred stock, $.001 par value, 2,000,000 shares
    authorized, no shares issued and outstanding            -            -
    Common stock, Class A, $.001 par value, 2,000,000
    shares authorized, 3,870,137 shares issued and          4            4
    outstanding Common stock, Class B, $.001 par value,
    3,760,000 shares authorized, 2,579,252 and 3,519,252    2            3
    shares issued, respectively
    Additional paid-in capital                         28,975       30,017
    Accumulated deficit                              (17,989)     (19,091)
                                                  ------------  -----------
      Total stockholders' equity                       10,992       10,933
                                                  ------------  -----------
      Total liabilities and stockholders' equity      $61,224      $74,223
                                                  ============  ===========